Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Vapotherm, Inc.

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

Security type	Security class title	Fee calculation rule	Amount registered(1)	Proposed maximum offering price per unit	Maximum aggregate offering price	Fee rate	Amount of registration fee

Equity - Vapotherm, Inc. 2018 Employee Stock Purchase Plan	Common Stock, par value $0.001 per share	457(c) and 457 (h)	284,647 shares(2)	$1.03(3)	$293,186.41	$110.20 per $1,000,000	$32.31

Equity - Vapotherm, Inc. Amended and Restated 2018 Equity Incentive Plan	Common Stock, par value $0.001 per share	457(c) and 457 (h)	1,138,591 shares(4)	$1.03(3)	$1,172,748.73	$110.20 per $1,000,000	$129.24
Total Offering Amounts					$1,465,935.14		$161.55
Total Fee Offsets							$0
Net Fee Due							$161.55

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement on Form S-8 (this “Registration Statement”) also covers such additional shares of common stock, par value $0.001 per share (the “Common Stock”) of Vapotherm, Inc. (the “Registrant”) as may be issued to prevent dilution from stock splits, stock dividends and similar transactions.

(2)

Represents 284,647 shares of Common Stock that were automatically added to the shares authorized for issuance under the Vapotherm, Inc. 2018 Employee Stock Purchase Plan (the “ESPP”) on January 1, 2023 pursuant to an “evergreen” provision contained in the ESPP. The “evergreen” provision provides that on each January 1st from January 1, 2020 through January 1, 2028, the number of shares of Common Stock available for issuance under the ESPP will automatically increase annually in an amount equal to the lesser of (i) 1% of outstanding shares of the Registrant’s Common Stock as of the close of business on the immediately preceding December 31st or (ii) the number of shares determined by the Registrant’s board of directors on or prior to such date, up to a maximum of 1,741,300 shares in the aggregate.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) based on the average of the high and low prices of the Registrant’s Common Stock as reported by the New York Stock Exchange on February 21, 2023 to be $1.09 and $0.96, respectively.

(4)

Represents 1,138,591 shares of Common Stock that were automatically added to the shares authorized for issuance under the Vapotherm, Inc. Amended and Restated 2018 Equity Incentive Plan (the “2018 Plan”) on January 1, 2023 pursuant to an “evergreen” provision contained in the 2018 Plan. The “evergreen” provision provides that on each January 1st from January 1, 2019 through January 1, 2028, the number of shares of Common Stock available for issuance under the 2018 Plan will automatically increase annually in an amount equal to the lesser of (i) 4% of outstanding shares of the Registrant’s Common Stock as of the close of business on the immediately preceding December 31st or (ii) the number of shares determined by the Registrant’s board of directors on or prior to such date.